Exhibit 10f

THE L.S. STARRETT COMPANY
401(k)  STOCK SAVINGS PLAN
(2001 RESTATEMENT)

First Amendment


	Pursuant to Section 10.1 of The L.S. Starrett Company 401(k) Stock Savings Plan (the "Plan"), the Company hereby amends the Plan as follows, effective as of April 1, 2003 unless otherwise indicated:

1. Section 3.1 is amended to read in its entirety as follows:

"Elective Contribution. Each Participating Employer will contribute to the Trust as an Elective Contribution, for each pay period for which an Active Participant employed by the Participating Employer has a Pay Reduction Agreement in effect, the amount of Pay reduction specified in that Agreement, subject to such limitations and rules as the Administrator may prescribe. By specifying a level of Pay reduction in a Pay Reduction Agreement, an Active Participant agrees to a reduction in future Pay in the amount specified."

2. Section 3.2 is amended to read in its entirety as follows, effective with respect to Elective Contributions made on or after April 1, 2003:

"Matching Contributions. For each calendar month each Participating Employer will also contribute, for the benefit of each Active Participant who is employed by such Participating Employer during that month, Matching Contributions as follows:

(a) The Participating Employer will contribute 33 1/3 cents (or such other fraction or percentage, including zero, as the Company may determine) of each dollar of Basic Elective Contributions made for the benefit of the eligible Active Participant for the month.

(b)  If the Company so determines, each Participating
Employer will also contribute Matching Contributions with respect to Additional Elective Contributions, at such levels, if any, and subject to such additional limitations as the Company may determine.

For purposes of this Section, an Elective Contribution will be deemed to have been made for a calendar month only if it relates to a pay period that ends with or within such month."

3. Section 4.3 is amended to read in its entirety as follows, effective generally April 1; provided, that implementation of any liberalization of investment opportunities pursuant to this amendment shall take place, unless the Administrator prescribes an earlier date, beginning April 11 or such later date as is feasible in the determination of the Administrator.

"Investment of Accounts. The Administrator shall cause each Participant's interest in the Plan to be accounted for on a basis that is consistent with the investment rules and limitations of this Section
4.3. In the case of a Participant whose accounts do not reflect contributions (other than rollover contributions) for periods prior to April 1, 2003, the Participant's Matching Contribution Account shall be invested in accordance with paragraph (a) below and the Participant's other accounts shall be invested in accordance with paragraph (c) below. In the case of a Participant whose accounts reflect contributions (other than rollover contributions) for periods prior to April 1, 2003, the Participant's Matching Contribution Account and Match-Eligible Elective Contribution Account shall be invested in accordance with paragraphs (a) and (b) below, and the Participant's other accounts, if any, shall be invested in accordance with paragraph
(c) below.

(a) Subject to paragraph (b) below, each Matching Contribution
Account and each Match-Eligible Elective Contribution Account, including any portion thereof attributable to contributions under the Prior Plan and earnings thereon, shall be invested at all times in the Common Stock Fund or, to the extent provided at Article 7 below, in promissory notes of Participants.

(b) Notwithstanding the general rule of paragraph (a) above, a Participant's Matching Contribution Account and Match-Eligible Elective Contribution Account, if any, shall be subject to the following investment diversification rules:

(i) After a Participant attains age fifty-nine and one-half (59.5), he or she may direct that all or any portion of his or her Matching Contribution Account and/or Match-Eligible Elective Contribution Account, if any, be invested as provided in paragraph (c). After a Participant dies, regardless of the Participant's age at time of death, his or her Beneficiary may likewise direct that all or any portion of the Participant's Matching Contribution Account and/or Match-Eligible Elective Contribution Account, if any, remaining in the Plan be invested as provided in paragraph (c).

(ii) A Participant's Match-Eligible Elective Contribution Account, if any, will be subject to additional elective investment diversification in accordance with this paragraph
(b)(ii). Upon the attainment by any Participant of any of the ages hereinafter specified, the Administrator shall cause a percentage (the "specified percentage") of that portion of the Participant's Match-Eligible Elective Contribution Account, if any, that is not then subject to elective investment diversification and that would not be subject to elective investment diversification but for the provisions of this paragraph (b)(ii), (the "restricted portion") to be made available for elective investment diversification by the Participant in accordance with the provisions of paragraph (c) below. The specified ages and the specified percentages relating to each age are as follows:

Attainment of age				Specified Percentage

45, 46, 47, 48 and 49					  5%
50, 51, 52, 53 and 54					15%
55, 56, 57, 58 and 59					25%.

(iii) The Administrator may prescribe rules for administering the diversification provisions of this paragraph
(b) and of paragraph (a) above, including without limitation rules relating to the date or dates in any twelve-month period (which may differ among Participants) in which previously restricted portions of a Participant's accounts are made eligible for elective investment diversification.

(c) Each other Account maintained for the benefit of a Participant or Beneficiary, and Match-Eligible Elective Contribution Accounts to the extent provided in paragraph (b) above, will be invested by the Trustee at the direction of the Participant or Beneficiary in the Company Stock Fund and/or in one or more of the other Funds that may from time to time be specified by the Administrator (or, to the extent provided at Article 7 below, in promissory notes of Participants). It is intended that the portion of the Plan described in this Section 4.3(c) be qualified under Section 404(c) of ERISA. The Savings Plan Committee will select the menu of Funds to be made available in addition to the Company Stock Fund under the Plan, may add Funds to or eliminate Funds from that menu at any time, and may prescribe any forms, procedures and rules relating to the direction by Participants and Beneficiaries of investments in the Funds. The Committee is the fiduciary identified to furnish the information to Participants and Beneficiaries described in the ERISA 404(c) regulations but may designate on its behalf another person or entity to provide such information or perform any of the obligations of the Administrator under this Section 4.3. The Administrator may prescribe rules for administering the provisions of this paragraph (c), including without limitation transition rules that implement any liberalization of investment diversification.

(d) It is intended that the Plan qualify for the exemption described at Section 407(b)(2)(B)(iv) of ERISA. The Plan is to be construed in a manner consistent with this intent. If at any time, be reason of judicial interpretation, governmental ruling or otherwise, the Plan is determined by the Administrator, in writing, not to comply with such exemption, that portion of the Plan consisting of Elective Contribution accounts shall instead be deemed retroactively to have constituted, from and after the earliest date the Plan failed to comply with such exemption, an "employee stock ownership plan" within the meaning of Code Section 4975(e)(7), and the provisions of the Plan relating thereto shall be deemed modified accordingly. Without limiting the foregoing, to the extent (and only to the extent) the Plan is deemed an "employee stock ownership plan", the provisions of Appendix B shall apply."

4. Section 13.5 is amended to read in its entirety as follows:

"Voting of Common Stock. The Trustee will vote Common Stock in the Common Stock Fund in accordance with the directions of the Participants or Beneficiaries to whose Accounts unit interests in the Common Stock Fund have been allocated, or in the case of tender or similar rights in respect of such Common Stock will respond to such offer in accordance with the directions of Such Participants or Beneficiaries to whose Accounts unit interests in the Common Stock Fund have been allocated. The Trustee shall apply the directions of Participants and Beneficiaries to the same percentage of the Common Stock held by the Common Stock Fund as percentage of unit interests in the Common Stock Fund allocated to the Participant's or Beneficiary's Accounts. The Trustee will utilize its best efforts to deliver on a timely basis (or cause to be delivered) to each Participant or Beneficiary whose Accounts contain unit interests in the Company Stock Fund such information as will be distributed to stockholders of the Company in connection with any vote, tender or similar right with respect to Common Stock. The Trustee will vote the shares in the Common Stock Fund that represent the percentage of unit interests in the Accounts of Participants and Beneficiaries for whom the Trustee does not receive timely instructions in the same proportion as the shares in the Common Stock Fund that represent those Participants and Beneficiaries who delivered instructions."

5. Sections 14.3 is amended by deleting the second sentence thereof.

6. Sections 14.6 is amended by replacing the words "one percent
(1%)" with the words "five percent (5%)" and by deleting the second sentence thereof.

7. Section 14.24 is amended to read in its entirety as follows:

""Match-Eligible Elective Contribution" means an Elective
Contribution made with respect to a period ending prior to April 1, 2003 that was eligible to be matched under the rules of the Plan as then in effect."

8. Section 14.13 is amended to read in its entirety as follows:

""Common Stock Fund" means the unitized Fund maintained by the Trustee to invest in Common Stock and cash or cash equivalents. The Committee may establish and communicate to the Trustee rules or guidelines for the percentage of the Common Stock Fund that will ordinarily be held in cash or cash equivalents."

9. Section 14.29 is amended by deleting the word "Additional".

10. Section 14.36 is amended by replacing Section 14.36 in its entirety with the following:

""Plan" means The L.S. Starrett 401(k) Stock Savings Plan (2001
Restatement), as the same may from time to time be amended."

11. Section 14.37 is amended by replacing Section 14.37 in its entirety with the following:

""Prior Plan" means The L.S. Starrett Company 401(k) Stock
Savings Plan as in effect prior to the effective date or dates of the Plan."

12. Appendix A is amended by replacing "January 1, 1999" with
"April 1, 2003".

	IN WITNESS WHEREOF, The L.S. Starrett Company has caused this instrument of amendment to be executed by its duly authorized officer this 3rd day of April, 2003.

						THE L.S. STARRETT COMPANY


						By:/S/ROGER WELLINGTON, JR.